EXHIBIT 1.3



EXECUTION COPY








                                 PURCHASE AGREEMENT

                                       AMONG

                      PACIFIC GATEWAY PROPERTIES HOTELS, INC.

                                     AS SELLER

                                        AND

                           THAYER HOTEL INVESTMENTS L.P.

                                    AS PURCHASER







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DEFINITIONS

     The following capitalized terms used in this Agreement are defined in the sections indicated below:

ADA                                         Section 3.6
Accountants                                 Section 12.7
Apportionment Date                          Section 12.1
Asset Management Agreement                  Section 5.2(b)
Asset Management Effective Date             Section 5.2(b)
Closing                                     Section 5.1
Closing Date                                Section 5.1
Contract Date                               Section 2.3
Contracts                                   Section 3.10
Current Ledger                              Section 12.3
Cure Notice                                 Section 3.18(b)
Deed                                        Section 8.1
Deposit                                     Section 2.3
Encumbrances                                Section 6.2
Escrow Agent                                Section 2.1
Escrow Instructions                         Section 2.3
Existing License Agreement                  Section 3.16
Feasibility Period                          Section 6.8(b)
FF&E                                        Section 1.2
Fixed Asset Supplies                        Section 1.2
Front Desk Closing Hour                     Section 12.3
Hotel                                       Section 1.1
HSR Approval                                Section 6.4
Inventories                                 Section 1.2
Land                                        Section 1.1
Letter of Credit                            Section 2.3
Manager                                     Section 5.2(b)
Net Operating Income                        Section 5.2(c)
Permits                                     Section 3.17
Permitted Exceptions                        Section 6.2(b)
Personal Property                           Section 1.2
Property                                    Section 1.2
Purchase Price                              Section 2.1
Purchaser                                   Introduction
Radisson                                    Section 1.2
Restaurant Lease                            Section 3.12
Seller                                      Introduction
Seller's Extension                          Section 5.2(a)
Termination Notice                          Section 6.8(b)

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1031 Exchange                               Section 5.2 (e)
Title Commitment                            Section 6.2
Uniform System of Accounts                  Section 1.2
WARN Act                                    Section 7.5


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                                 PURCHASE AGREEMENT


          THIS PURCHASE AGREEMENT (THIS "AGREEMENT") is executed as of the 18th day of October, 1995 by and between PACIFIC GATEWAY PROPERTIES HOTELS, INC., a California corporation (THE "SELLER"), and THAYER HOTEL INVESTMENTS L.P., a Delaware limited partnership (TOGETHER WITH ANY PERMITTED ASSIGNEE, THE "PURCHASER").

                                     ARTICLE I
                                        SALE

          Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller:

          1.1 HOTEL. All that certain parcel of land situated at 6555 East Speedway, Tucson, Pima County, Arizona, as described on EXHIBIT A attached hereto, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining each such parcel to the center line thereof, all right, title and interest of Seller, if any, in all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto (THE "LAND"), together with all buildings and other improvements that are located thereon, including, without limitation, all elevators, escalators, furnaces, heating, ventilating and air-conditioning systems and equipment, fixtures, electrical equipment, fire prevention and extinguishing apparatus located therein (COLLECTIVELY THE "HOTEL").

          1.2 PERSONAL PROPERTY. The following personalty: (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located in or related to the Property (THE "FF&E"); (b) all items included within the definition of "Property and Equipment" under the Uniform System of Accounts for Hotels, Eighth Revised Edition, 1987, as published by the Hotel Association of New York City, Inc. (THE "UNIFORM SYSTEM OF ACCOUNTS"), including, without limitation, linen, china, glassware, tableware, uniforms and similar items, whether in use or held in stock for future use, in connection with the operation of the Property, subject to such depletion and including such resupplies prior to the Closing Date as shall occur in the ordinary course of business (THE "FIXED ASSET SUPPLIES"); (c) all "Inventories" as defined in the Uniform System of Accounts, such as provisions in storerooms, merchandise intended for sale or resale, fuel, mechanical supplies, stationery; guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, other than food and beverage inventories, which are owned by the tenant under the Restaurant Lease (THE "INVENTORIES"); (d) to the extent in the possession of Seller, its agents or employees, all surveys, architectural, consulting and engineering blueprints, plans and specifications (together with the architects' certificates indicating that the Hotel has been completed in accordance therewith), drawings and reports related to the Property, all books and records (financial and otherwise), all telephone numbers, all non-proprietary customer and guest

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lists and information and any goodwill of Seller; and (e) any and all other items of personalty located on, or used in connection with the operation of, the Hotel, but excluding (i) accounts receivable for periods prior to and including the Apportionment Date, (ii) property of guests, and (iii) items owned by the tenants under the Leases (COLLECTIVELY, THE "PERSONAL PROPERTY" AND TOGETHER WITH THE HOTEL, THE "PROPERTY").

                                     ARTICLE II
                                   PURCHASE PRICE

          2.1 PURCHASE PRICE. In accordance with the terms of this Agreement, Seller shall sell and Purchaser shall buy the Property for a total purchase price of Twenty-One Million Three Hundred Seven Thousand Dollars ($21,307,000.00), subject to adjustment as described in Article XII below (THE "PURCHASE PRICE"), payable to Seller on the Closing Date by wire transfer to Chicago Title Insurance Company, 6245 East Broadway, Suite 400, Tucson, Arizona (THE "TITLE COMPANY").

          2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Hotel and various items of Personal Property as set forth on EXHIBIT B. Seller and the Purchaser agree to file federal, state and local tax returns consistent with such allocations.

          2.3 DEPOSIT. Within five (5) business days following the date upon which this Agreement is executed fully by Purchaser and Seller, as evidenced by the last date on the signature page hereof (THE "CONTRACT DATE"), Purchaser shall deliver to the Title Company a deposit (THE "DEPOSIT") in the amount of Four Hundred Thousand Dollars ($400,000.00) comprised of (a) an irrevocable, commercial letter of credit in the amount of Two Hundred Thousand Dollars ($200,000), in substantially the form of EXHIBIT C attached hereto (THE "LETTER OF CREDIT") and (b) a demand promissory note in the amount of Two Hundred Thousand Dollars ($200,000) in the form of EXHIBIT Q attached hereto. The Letter of Credit shall provide for an expiration date of no earlier than thirty (30) days following the Closing Date (which expiration date shall be extended if the Closing Date is extended pursuant to Section 5.2). The Title Company shall hold the Deposit in accordance with the form of escrow instructions (THE "ESCROW INSTRUCTIONS") attached hereto as EXHIBIT D.

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                                    ARTICLE III
                 SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to, and covenants with, Purchaser as follows:

          3.1 GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of California, is authorized to conduct the business in which it is now engaged, and is duly qualified and in good standing in the State of Arizona.

          3.2 TITLE. Seller has good (of record and in fact) and marketable fee simple title to the Hotel and all appurtenances thereto, subject only to the matters shown on the preliminary title report issued by the Title Company. Notwithstanding any other provision of this Agreement, the foregoing representation shall expire upon the end of the Feasibility Period.
 Seller warrants that it has good title to the Personal Property, which shall be subject only to the Permitted Exceptions on the Closing Date.

          3.3 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions of Seller (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          3.4 NO VIOLATIONS OR DEFAULTS. Seller has no actual knowledge and has received no notice that it is in violation or default under any agreement with any third party, or under any judgment, order, decree, rule or regulation of any court, arbitrator, administrative agency or other governmental authority to which it may be subject, which violation or default will, in any one case or in the aggregate, adversely affect the ownership or operation of the Property or Seller's ability to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of Seller's actual knowledge, (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any Contract, or other binding commitment of Seller or any provision of the organizational documents of Seller; (c) require any consent, or approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken, and does not remain effective; or (d) result in any Encumbrance, other than a Permitted Exception, against the Property.

          3.5 LITIGATION. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the actual knowledge of Seller, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Seller or the Property, (b) Seller's ability to enter into or perform this Agreement or
(c) Seller's title to the Property.

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          3.6  COMPLIANCE WITH LAWS.  Except with respect to compliance with the Americans with Disabilities Act ("ADA"), Seller has no actual knowledge that, and has received no notice alleging that, Seller or the Property are not in substantial compliance with all laws, rules, regulations, health and sanitation codes, zoning ordinances and approvals, environmental assessment and impact requirements and with the terms of all Permits applicable to the Property. Seller has not received any notices alleging that the Property is not in compliance with ADA other than certain information contained in that certain Accessibility Agreement completed on March 12 and 19, 1992 by Universal Access.

          3.7 TAX RETURNS. All tax returns required of Seller for the Property have been filed or, if not now due, will be duly filed by Seller in a timely manner and in good faith. All taxes shown on the returns as being due have been, or will, prior to the due date therefore, be paid.

          3.8 CONDEMNATION ACTIONS. Seller has no actual knowledge and has received no notice of any pending or threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

          3.9 HAZARDOUS MATERIALS. (a) "HAZARDOUS MATERIALS" means any of the following located on or under, emanating from or affecting the Property: asbestos-containing materials, polychlorinated biphenyls (PCBs), flammable materials, explosives, radioactive materials, petroleum products and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, ET SEQ.), the Hazardous Materials Transportation Act as amended (49 U.S.C.
Section 1801, ET SEQ.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, ET SEQ.), in the regulations adopted or publications promulgated pursuant thereto, or in any other applicable federal, state or local laws, ordinances, rules or regulations in effect on the Closing Date relating to protection of public health, safety or the environment.

          (b) To Seller's actual knowledge, neither Seller not any of its employees, agents or contractors have used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials in any manner which would result in any claims, demands, penalties, fines, liabilities, losses, damages costs or expenses against Purchaser. Except as shown on EXHIBIT E attached hereto, neither Seller nor any of its affiliates has any actual knowledge of the presence of any Hazardous Materials located on or under, emanating from or affecting the Property, except for such Hazardous Materials as are used in the ordinary course of business of the Property in accordance with applicable legal standards.

          3.10 CONTRACTS. To the best of Seller s actual knowledge, all written or oral service, maintenance, licensing, concession and other contracts or agreements related to the maintenance, ownership, use, possession or operation of the Property (THE "CONTRACTS"), other than the Existing License Agreement, are listed on EXHIBIT F attached hereto. To the best of Seller's actual knowledge, Seller has provided to Purchaser true and complete copies of all Contracts. To the best of Seller's actual knowledge, all Contracts are in full force and effect, and there are no

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material defaults or events that with notice or lapse of time or both would constitute material defaults by Seller under any Contract nor, to the best of Seller's knowledge, by any other party thereto.

          3.11 EQUIPMENT LEASES. There are no written or oral leases of personal property located at, or used in the operation of, the Property which will survive the Closing Date. Any such agreements shall either expire, or be terminated at Seller's cost prior to Closing.

          3.12 LEASES. Seller had delivered to Purchaser a true and complete copy of that certain Hotel Restaurant Lease dated February 6, 1995 by and between Seller and Gregory's Restaurants, Inc., together with all amendments thereto (THE "RESTAURANT LEASE") (and a copy of that certain Lease dated March 21, 1986 by and between Radisson Suite Hotel Tucson and Zirkin-Scott Enterprises , as assigned to R&R Gift Village, the current tenant pursuant to an Assumption and Substitution Agreement dated January 1, 1987 (INDIVIDUALLY, THE "GIFT SHOP LEASE" AND TOGETHER WITH THE RESTAURANT LEASE, THE "LEASES"). To the best of Seller's actual knowledge, the Leases are in full force and effect and there are no defaults or events that, with notice or lapse of time or both, would constitute a default thereunder. Except for obligations that will be satisfied by Seller, at its sole expense, on or before the Closing Date, the Landlord is not required by the Leases to perform any improvements, pay any tenant allowances or similar concessions, grant any rent abatement or pay any brokerage or finder's fees.

          3.13 EMPLOYEES. (a) No employment contracts or collective bargaining agreements exist with respect to the Property that will subject Purchaser to a liability therefor. Seller has no actual knowledge of any strike, work stoppage or other labor dispute relating to the operation on the Property or threatened by any union and has no actual knowledge of any application pending or threatened for certification of a collective bargaining agent.

          (b) Except as indicated in EXHIBIT G attached hereto, to the best of Seller s actual knowledge, there are not (i) any unfair labor practice charges or grievances pending or in process by or on behalf of any employee now or previously employed in the operation of the Property, (ii) complaints received by Seller, or with respect to unresolved complaints, on file with any applicable governmental agencies alleging employment discrimination,
(iii) workers' compensation claims pending or in process and alleged to have resulted from or be related in any way to any incident at the Property or to employment in connection with the Property, or (iv) any arrearage in the payment of any wages, benefits or payroll taxes.

          3.14 FINANCIAL INFORMATION. Seller has previously delivered to Purchaser its balance sheet and related statements as of December 31, 1994 and a current balance sheet and related statements for the period ending September 30, 1995, 1995. To the best of Seller's actual knowledge, all such information has been prepared in accordance with generally accepted accounting principles applied consistently with past practice and is certified to the best knowledge of the Vice President and Chief Financial Officer of Seller and the Hotel's Controller. The balance sheet and related statements as of December 31, 1994 have been reviewed by Arthur Andersen L.L.P.

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          3.15 PURCHASE ORDERS.  To the best of Seller's actual knowledge, except as set forth on EXHIBIT H attached hereto, there are no purchase orders in excess of $10,000 for items to be used at, or in connection with, the Property which are scheduled for delivery following the Closing Date.

          3.16 MANAGEMENT AND FRANCHISE AGREEMENTS. There are no existing management contracts or franchise agreements relating to the Property other than the License Agreement, dated March 25, 1985, between Carlson Hospitality Group, Inc. and Perini/Friend Associates as assigned to Seller and Radisson Hotels, Inc. ("RADISSON"), together with all amendments thereto (THE "EXISTING LICENSE AGREEMENT"), to be terminated concurrently with the Closing, nor are there any outstanding or alleged claims, liabilities or amounts due under any such contracts or agreements.

          3.17 PERMITS. To the best of Seller's actual knowledge, all licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals issued by any governmental authority or any third party in connection with the operation of the Property (THE "PERMITS") are listed on EXHIBIT I attached hereto, and Seller has provided to Purchaser true and complete copies of each Permit.

          3.18 KNOWLEDGE; PURCHASER'S ACTIONS; CURE.  (a) References in
Article III to the "knowledge of Seller", "best knowledge of Seller", or "actual knowledge of Seller", or any similar phrase or notices received by Seller shall refer only to matters within the actual knowledge of, and notices brought to the attention of or addressed to, Roger Snell, Ray Marino or the general manager, controller or building engineer for the Property.

          (b) The foregoing representations, warranties and covenants are true, accurate and complete as of the Contract Date and shall be true, accurate and complete as of the Closing Date. Notwithstanding the foregoing, after the Asset Management Effective Date, if any action of Purchaser (or Manager or their respective agents, contractors or employees) taken pursuant to the Asset Management Agreement causes any of the representations, warranties and covenants of Seller contained in Sections 3.4, 3.5, 3.6, 3.9, 3.10, 3.11, 3.12, 3.13,3.14, 3.15, 3.16 or 3.17 to become untrue, inaccurate or incomplete, Purchaser shall not be entitled to claim either that (i) Seller is in default under this Agreement or (ii) Purchaser is excused from performing hereunder due to a failure of a condition precedent to Closing.

          (c) After the Contract Date, if either Purchaser or Seller becomes aware that any of the foregoing representations, warranties or covenants is untrue, inaccurate or incomplete, then such party shall notify the other in writing immediately (THE "CURE NOTICE"). Subject to Section 3.18(b), Seller shall have until the earlier of (i) thirty (30) days after delivery of the Cure Notice (or such longer period of time as may be necessary to effect curative action, not to exceed sixty (60) total days, so long as Seller promptly commences and diligently pursues curative action), or (ii) the Closing Date to cure such failure.

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                                     ARTICLE IV
               PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

          4.1 GOOD STANDING. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in the State of Arizona, if legally required. Purchaser's general partner is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in the State of Arizona, if legally required.

          4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite partnership actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          4.3 NO VIOLATIONS OR DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or (c) require any consent or approval or vote that has not been taken or given, or at the time of the transaction involved, shall not have been taken or given.

          4.4 LITIGATION. There are no actions, suits, arbitrations, proceedings, governmental investigations or other proceedings that are pending against Purchaser that adversely and materially affect its right to enter into or perform this Agreement.

                                   ARTICLE V
                                    CLOSING

          5.1 CLOSING. The consummation of the purchase and sale of the Property as contemplated by this Agreement (THE "CLOSING") shall take place at 10:00 a.m. on the date which is the later of (a) sixty (60) days following the earlier of (i) Seller s delivery of any required WARN Act notice, or (ii) the WARN Act Notice Date, or (b) ten (10) days following receipt of notice of HSR Approval by Purchaser (THE "CLOSING DATE"), subject to extension as set forth in Section 5.2., at the offices of Morrison & Foerster, 345 California Street, San Francisco, California, or at such other location as may be mutually agreed upon by Seller and

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Purchaser.  All of Seller's deliveries and the Purchase Price shall be delivered in escrow to the Title Company. All transactions at the Closing shall be interdependent and are to be considered simultaneous, so that none are effective until all are effective.

          5.2 SELLER'S EXTENSION. (a) Seller may extend the Closing Date for a period of up to three hundred sixty (360) days from the end of the Feasibility Period ("SELLER'S EXTENSION"), by giving written notice (THE "EXTENSION NOTICE") to Purchaser on or before the end of the Feasibility Period. Seller shall be entitled to give the Extension Notice for the sole purpose of allowing Seller sufficient time to identify other property necessary to effectuate a 1031 Exchange upon the sale of the Property. At the end of Seller's Extension, Seller shall be obligated to close in accordance with the terms of this Agreement irrespective of whether Seller has arranged or can arrange a 1031 Exchange.

          (b) In the event that Seller gives the Extension Notice, Purchaser may elect within thirty (30) days of the Extension Notice to cause Seller to enter into an Asset Management Agreement (the form of which shall be negotiated in good faith by Purchaser and Seller within the first fifteen
(15) days following the Contract Date) (THE "ASSET MANAGEMENT AGREEMENT") effective upon a date specified by Purchaser which shall be within fifteen
(15) days of such date (THE "ASSET MANAGEMENT EFFECTIVE DATE"). As more specifically set forth in the Asset Management Agreement, the Asset Management Agreement shall give Purchaser the right to direct the management and operation of the Property during the period from the Asset Management Effective Date until the Closing. During the pendency of the Asset Management Agreement, Seller shall, at Purchaser s direction, engage Doubletree Hotels Corporation or an affiliate thereof (THE "MANAGER") to operate the Property, provided that such engagement shall not commence prior to sixty (60) days following the earlier of (i) Seller's delivery of any required WARN Act notice, or (ii) the WARN Act Notice Date. Prior to the Asset Management Effective Date, Seller shall obtain all required consents from Radisson for the Asset Management Agreement and the management of the Property by Manager during Seller's Extension. If Purchaser directs Seller to contract with Manager to operate the Property, all employees of Seller at the Property shall become employees of the Manager pursuant to the terms and conditions of the agreement between Seller and Manager.

          (c) The Asset Management Agreement shall provide that all Net Operating Income generated by the Property following the Asset Management Effective Date shall be distributed as follows: (i) first, to Purchaser, a fee for management of the Property in an amount equal to three percent (3%) of gross receipts; (ii) next, until Net Operating Income equals $2,500,000, 85% to Seller and 15% to Purchaser; and (iii) thereafter, 50% to Seller and 50% to Purchaser. As used herein, "NET OPERATING INCOME" shall mean gross receipts generated by operation of the Property less ordinary operating expenses related thereto (but not including any debt service payments or FF&E or similar reserves).

          (d) Closing shall occur on the last day of Seller s Extension (as identified in the Extension Notice), unless (i) Seller enters into a contract for an exchange property which shall close earlier, where upon Closing shall occur concurrently with closing under such contract so

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long as Purchaser receives at least ninety (90) days prior notice thereof, or
(ii) Seller and Purchaser agree on a prior date.

          (e) Purchaser acknowledges and agrees that Seller desires to sell the Property and purchase certain other, as yet to be identified property, pursuant to a transaction which will qualify for exchange treatment under
Section 1031 of the Internal Revenue Code of 1986, as amended (A "1031 EXCHANGE"). Purchaser agrees to cooperate with Seller in accomplishing the 1031 Exchange, which cooperation shall include, without limitation, execution of documents and allowing for the assignment of this Agreement to an exchange party, provided that Purchaser's obligations under this Agreement shall not be increased as a result of such cooperation. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all claims, liabilities, demands, costs, expenses or causes of action arising out of or in any way connected with Seller's 1031 Exchange.

             5.3 COSTS. Seller and Purchaser shall aggregate and split all transfer and recording taxes and fees and any bulk sales taxes and other personal property taxes associated with the Closing. Purchaser shall pay for title insurance and the survey. Each party shall pay its own attorneys' fees incurred in connection with this transaction.

                                     ARTICLE VI
                    ACTIONS PENDING CLOSING; FEASIBILITY PERIOD

          6.1 CONDUCT OF BUSINESS; MAINTENANCE AND OPERATION OF PROPERTY. Between the Contract Date and the Closing Date, Seller shall carry on the business of the Property as a full-service hotel in the ordinary course in a manner consistent with prior practice. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and shall cause the continuation of the normal operation thereof, including the purchase and replacement of supplies and equipment, the maintenance of its beneficial relations with guests, suppliers and others having business dealings with the Seller and the continuation of the normal practice with respect to maintenance and repairs so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Contract Date. Seller shall notify Purchaser in writing of any loss, breakage or damage to the Property occurring prior to the Closing Date, if the cost of repair or replacement therefor are reasonably estimated to exceed $5,000, and if such repair or replacement is not completed prior to Closing (or if Seller's Extension is exercised, if not completed prior to the originally scheduled Closing Date), Purchaser shall receive a credit against the Purchase Price for the estimated remaining cost thereof. Seller shall not remove or permit to be removed any Personal Property except as necessary for repairs or replacements of worn out or obsolete items.

          6.2 TITLE INSURANCE. (a) Seller shall cooperate with Purchaser in obtaining a binding commitment for an owner's policy of title insurance to be issued by the Title Company to Purchaser on American Land Title Association Form B-1970 (THE "TITLE COMMITMENT"), committing to insure Purchaser's good and marketable fee simple title to the Hotel. The title policy to be issued pursuant to the Title Commitment (THE "TITLE POLICY") shall be in an amount

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at least equal to the portion of the Purchase Price allocable to the value of the Hotel, as shown in EXHIBIT B. The Title Policy shall show no liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind (THE "ENCUMBRANCES") other than: (i) the lien of any mortgage or deed of trust executed by Purchaser in favor of Purchaser's lender; (ii) applicable zoning regulations and ordinances; (iii) liens for taxes, assessments and governmental charges not yet due and payable; and (iv) the Permitted Exceptions.

          (b) Purchaser agrees to notify Seller (THE "TITLE OBJECTION NOTICE") of any objections to exceptions appearing in the Title Commitment within ten (10) days following receipt of both the Title Commitment and the survey described in Section 6.3. Within five (5) days following Purchaser's notice, Seller shall notify Purchaser either that it will eliminate all exceptions to which Purchaser has objected prior to the Closing Date or specifying exceptions which it will not eliminate. If Seller elects not to remove all exceptions to title to which Purchaser has objected, Purchaser may terminate this Agreement in its sole discretion and receive a return of the Deposit. If Seller agrees to eliminate all exceptions to which Purchaser has objected or if Purchaser subsequently elects to accept any such exceptions and continue this Agreement, Purchaser and Seller shall initial a list of all exceptions which Purchaser agrees to accept (THE "PERMITTED EXCEPTIONS"), which list shall be attached hereto as EXHIBIT K.

          (c) The title policy to be issued at Closing shall include such additional endorsements as Purchaser reasonably may request in its Title Objection Notice.

          6.3 SURVEY. Seller shall cooperate with Purchaser in obtaining an as-built survey of the Property, at Purchaser s cost, prepared in conformity with current American Land Title Association/American Congress on Surveying and Mapping standards for "Class-A" surveys and certified to Purchaser, Purchaser's lender and the Title Company by a duly licensed land surveyor or professional engineer. No easement or encroachment shown on the survey shall render title to the Property unmarketable or impair the use of the Property as a fully functioning full-service hotel.

          6.4 HSR COMPLIANCE. Within ten (10) days following expiration of the Feasibility Period (or in the event Seller's Extension is exercised, at least forty-five (45) days prior to the end of such period), Seller and Purchaser shall file all necessary applications for approval of the purchase and sale of the Property required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (THE "HSR APPROVAL") and thereafter shall use their reasonable efforts to obtain HSR Approval from the Federal Trade Commission and any other necessary governmental agencies if then legally required. The filing fee associated with such application shall be split 50/50 between Purchaser and Seller. If HSR Approval has not been obtained by Purchaser on or before December 15, 1995, (or in the event Seller's Extension is exercised, if such approval has not been obtained within sixty (60) days of filing) Purchaser, at its option, may elect to terminate this Agreement by written notice to Seller, whereupon this Agreement shall terminate, the Deposit shall be returned immediately to Purchaser and neither party shall have any further liability to the other.

          6.5 CONTRACTS; LEASES. Between the Contract Date and the Asset Management Effective Date, Seller shall not renew, extend or modify the Leases or any Contract or enter into any new such agreements that would extend past the Asset Management Effective Date, without the prior written consent of Purchaser, which shall not be unreasonably withheld. In the event that Seller desires to take any such action, Seller shall make a written request to Purchaser describing the action to be taken and providing Purchaser with any relevant documentation, including, without limitation, relevant documentation relating to the other party to such Contract or Lease.
 Purchaser shall respond to such request by Seller within five (5) business days of the date of such request, provided that if Purchaser does not respond within such five (5) business day period, Purchaser shall be deemed to have approved such request. From and after the Asset Management Effective Date, Seller shall not, except as directed by Purchaser under the Asset Management Agreement, renew, extend or modify the Leases or any Contract or enter into any new such Leases or Contracts regardless of duration, and the authority to enter into any such Leases or Contracts shall be delegated to Purchaser under the Asset Management Agreement.

          6.6 NO ACTION. Between the Contract Date and the Closing Date, Seller shall not take or permit any action that would invalidate, void or make untrue any representation or warranty provided under this Agreement. Subject to Section 3.18, if Seller becomes aware of any event which occurs prior to Closing which would cause any of Seller's representations or warranties to become untrue, Seller shall notify Purchaser immediately in writing of such occurrence.

          6.7 COOPERATION. Seller shall cooperate with Purchaser in securing the transfer or issuance of any permits or licenses, including, without limitation, a liquor license, necessary to permit the lawful, continuous operation of the Property by Purchaser immediately following the Closing Date.

          6.8 INSPECTION; FEASIBILITY PERIOD. (a) Purchaser shall have the right, upon reasonable prior notice to Seller, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys or other tests, test borings, inspections, investigations and/or studies of the Property, provided that Purchaser provides Seller with a certificate of insuring evidencing Purchaser's commercial general liability insurance with combined single limit coverage of at least $2,000,000 and naming Seller as an additional insured thereunder. In addition, Purchaser may conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property (and Purchaser hereby covenants to repair any damage or destruction to the Property caused thereby), such entry shall not interfere with the guests or management of the Property, and Purchaser shall indemnify and hold Seller harmless from any cost, claim or expense in connection therewith, except that Purchaser's obligations as set forth in this sentence shall not extend to previously existing conditions that are discovered by Purchaser to be present on, under or about the Property. Purchaser shall have complete access to all documentation, agreements and other information in the possession of Seller or Seller's agents related to the Property and shall have the right to make copies thereof. If Purchaser elects to terminate this Agreement pursuant to
Section 6.8(b), Purchaser agrees to supply Seller with the results of any tests, studies or inspections of the Property performed hereunder.

          (b) If, during the period between the Contract Date and the date which is sixty (60) thereafter (THE "FEASIBILITY PERIOD"), Purchaser gives Seller written notification (THE "TERMINATION NOTICE") that Purchaser elects not to consummate the purchase of the Property in accordance with the terms of this Agreement, this Agreement shall terminate, the Deposit shall be returned immediately to Purchaser and neither party shall have any further liability to the other under this Agreement. The Purchaser shall have the absolute right, in its sole discretion, to determine whether to give the Termination Notice. If Purchaser elects not to give (or fails to give) the Termination Notice prior to the expiration of the Feasibility Period, this Agreement shall remain in full force and effect.

                                    ARTICLE VII
                          CONDITIONS PRECEDENT TO CLOSING

             It shall be an express precondition to Purchaser's obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

          7.1 REPRESENTATIONS AND WARRANTIES. Subject to Section 3.18, each of Seller's representations and warranties shall be true and accurate as if made on and as of the Closing Date provided that if any such representations and warranties other than through a breach or default of Seller, hereunder Purchaser's options as described in Section 7.7 shall be limited to those described in subsections (a), (b) and (c) thereof.

          7.2 COVENANTS OF SELLER. All actions Seller covenants herein to take, other than obligations specified herein to be performed following Closing, shall have been completed.

          7.3 PERMITS; NO IMPEDIMENTS. Provided Purchaser has pursued diligently all necessary applications therefor, there shall be no impediments which arise following the end of the Feasibility Period to the transfer or reissuance to Purchaser of any Permits required for the ongoing uninterrupted operation of the Property immediately following the Closing Date.

          7.4 TERMINATION OF EXISTING LICENSE AGREEMENT. The Existing License Agreement shall have been terminated, at Seller's sole cost. On the Closing Date, there shall be no contract or agreement in effect between Seller and any third party for management or franchising of the Property after the Closing Date. There shall be no fees, payments, commissions or other sums due and owing in connection with management or franchising of the Property under the Existing License Agreement or any other agreement for the period prior to the Closing Date.

          7.5 TERMINATION OF EMPLOYEES. If necessary, Seller shall terminate the employment of all individuals employed at or in connection with the Property. Compliance with the provisions of the Worker Adjustment and Retraining Notification Act ("WARN ACT") 29 U.S.C. 2101 ET SEQ. shall be and remains Seller's sole responsibility. Seller agrees to indemnify and hold

Purchaser harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and expenses) arising from or relating to the WARN Act insofar as it relates to the purchase and sale of the Property and the termination of Seller's employees who provide services at the Property prior to the Closing Date (or in the event Manager is engaged by Seller at Purchaser's direction, prior to the start of such engagement). Seller shall notify Purchaser in writing prior to the delivering of any WARN Act notice. Seller may, at its option, deliver the WARN Act notice prior to the expiration of the Feasibility Period, but shall be required to deliver such notice no later than five (5) days following expiration of the Feasibility Period (THE "WARN ACT NOTICE DATE") unless Purchaser terminates this Agreement pursuant to Section 6.8(b). The indemnity set forth in this Section 7.5 shall survive the Closing and shall not be limited by the claims period set forth in Section 13.1.

          7.6 TITLE. Purchaser shall be able to obtain a policy of title insurance in conformance with the Title Commitment, subject only to the Permitted Exceptions.

          7.7 FAILURE OF CONDITION. In the event of the failure of any condition precedent set forth above, Purchaser, at its sole election, may (a) terminate this Agreement (and receive a return of the Deposit); (b) waive the condition and proceed to Closing; (c) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Seller to remedy such failure; or (d) if such failure arises from Seller's breach of this Agreement, avail itself of any remedies provided in Section 9.2.

                                    ARTICLE VIII
                                 CLOSING DELIVERIES

          8.1 DEED. Seller shall deliver a special warranty deed in recordable form conveying Seller's fee simple interest in the Hotel (THE "DEED"), dated as of the Closing Date, free of all Encumbrances other than the Permitted Exceptions, conveying to Purchaser fee simple interest in the Hotel as required hereunder.

          8.2 BILL OF SALE. Seller shall deliver a bill of sale, dated as of the Closing Date, conveying to Purchaser the Personal Property, free of all Encumbrances other than the Permitted Exceptions.

          8.3 TAX CLEARANCES AND OTHER REPORTS. (a) Seller shall have furnished Purchaser with evidence (including a certificate stating) that Seller has filed all tax returns (other than income tax returns), reports and filings required to be filed before the Closing Date with respect to the Property and has paid all amounts shown due for all state, county and municipal sales, purchase and use taxes, all state and federal unemployment taxes and any and all taxes, assessments, charges and fees, the non-payment of which may result in a lien on the Property or liability on the part of Purchaser. Seller shall have paid when due any amounts required to satisfy its tax obligations that arose before the Closing Date.

          (b) Seller shall timely file all closing returns, notices and reports of every kind required to be filed before the Closing Date by federal, state, county or municipal governments, or any of their subdivisions, with respect to the Property and the sale thereof to Purchaser.

          8.4 ASSIGNMENT OF PERMITS. Seller shall deliver an assignment of all applicable Permits, in the form attached hereto as EXHIBIT L, if and to the extent assignable to Purchaser.

          8.5 ASSIGNMENT OF CONTRACTS. Seller shall deliver an assignment, in the form attached hereto as EXHIBIT M, of all Contracts which Purchaser has elected to assume, together with any and all required consents to such assignment.

          8.6 FIRPTA CERTIFICATE. Seller shall deliver a certificate, dated as of the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investors in Real Property Tax Act.

          8.7 ASSIGNMENT OF WARRANTIES. Seller shall deliver an assignment, in the form attached hereto as EXHIBIT N, of any assignable warranties (including any warranties with respect to FF&E), payment and performance bonds and other assignable obligations of any contractor, architect, engineer, designer, supplier or other party involved in the development or supplying of the Property to Purchaser, and to the extent any such warranty, bond or obligation is not assignable, Seller shall use its best efforts to enforce the same on Purchaser's behalf.

          8.8 ASSIGNMENT OF LEASES. Seller shall deliver an assignment, in the form attached hereto as EXHIBIT O, of the Leases to Purchaser. Seller shall also deliver to Purchaser estoppel certificates, in the form attached hereto as EXHIBIT P, from the tenants under Leases.

          8.9  ORIGINAL DOCUMENTS.  Seller shall deliver the original
Permits, Contracts and Equipment Leases which are to be assigned to Purchaser.

          8.10 OTHER DOCUMENTS. Seller shall deliver such other documents and instruments as may be reasonably requested by Purchaser or the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

          8.11 POSSESSION; KEYS. Seller shall deliver possession of the Property to Purchaser, together with all keys, including, without limitation, keys for all security systems, rooms and offices.

          8.12 PURCHASE PRICE.  Purchaser shall deliver the Purchase Price.

                                     ARTICLE IX
                                      DEFAULT

          9.1  PURCHASER'S DEFAULT.   If Purchaser fails to consummate the
purchase and sale contemplated herein after all conditions precedent to Purchaser's obligation to do so have been satisfied or waived by Purchaser, the Title Company shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party.

          9.2 SELLER'S DEFAULT. Except as provided in Section 3.18, if Seller breaches its representations, warranties, covenants and/or agreements under this Agreement or has failed, refused or is unable to consummate the purchase and sale contemplated herein by the Closing Date, the Title Company, upon Purchaser's request, shall return the Deposit to Purchaser in accordance with the Escrow Instructions. Purchaser, at its option, shall be entitled to pursue Seller either (i) in an action for specific performance, or (ii) to recover monetary damages, of any kind or nature, suffered by Purchaser, up to Four Hundred Thousand Dollars ($400,000).

                                     ARTICLE X
                                  INDEMNIFICATION

          10.1 AGREEMENT TO INDEMNIFY. Subject to any express provisions of this Agreement to the contrary, (a) Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys' fees and other charges) arising out of (i) the inaccuracy of any representation or warranty of Seller herein, (ii) the failure of Seller to perform any of its obligations hereunder, (iii) events, contractual obligations, acts or omissions of Seller that occurred in connection with the ownership or operation of the Property prior to the Closing, or (iv) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property's operations at any time or times prior to the Closing, and (b) Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other charges) arising out of (i) the inaccuracy of any representation or warranty of Purchaser herein, (ii) the failure of Purchaser to perform any of its obligations hereunder, (iii) events, contractual obligations, acts or omissions of Purchaser or its agents that occur in connection with the ownership or operation of the Property after the Closing, or (iv) any damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about the Property or any portion thereof or with respect to the Property's operations at any time or times after the Closing.

          10.2 INDEMNIFICATION REGARDING ASSUMED OBLIGATIONS. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing.

          10.3 NOTICE AND COOPERATION ON INDEMNIFICATION. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claim.

                                     ARTICLE XI
                        CASUALTY, CONDEMNATION OR LITIGATION

          11.1 CONDEMNATION, CASUALTY OR LITIGATION.  If, prior to Closing,
(i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Five Hundred Thousand Dollars ($500,000.00) or more, or (iii) the Property becomes subject to litigation which may deprive Purchaser of any material benefit to which it would become entitled pursuant to this Agreement, Purchaser shall have the right, upon notice in writing to the Seller delivered within fifteen
(15) days after actual notice of such condemnation, fire or other casualty or litigation, to terminate this Agreement, whereupon the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder. If Purchaser does not elect, or is not entitled, to terminate this Agreement, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of Seller's share of the proceeds of fire or other casualty insurance and rent insurance proceeds (if any) payable with respect to the period after Closing or of the condemnation award, as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by an amount equal to the sum of (a) any uninsured or unreimbursed amount, (b) the "deductible" applied by Seller's insurer with respect to such fire or casualty and (c) the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in Seller's insurance policy. If Purchaser proceeds to Closing hereunder, Seller shall not compromise, settle or adjust any claims to such proceeds or awards, without Purchaser's prior written consent.

          11.2 RISK OF LOSS. Subject to the provisions of this Article XI, the risk of loss or damage to the Property shall remain with Seller until recordation of the Deed.

                                    ARTICLE XIII
                                   APPORTIONMENTS

          12.1 APPORTIONMENTS. The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date (or, in the event Seller s Extension is exercised, on the originally scheduled Closing Date) (THE "APPORTIONMENT DATE").

          (a) real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed;

          (b) water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Seller, not more than one day prior to the Apportionment Date, if possible, shall cause such meters to be read, and shall pay all utility bills for which Seller is liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date. All utility adjustments will be made by the parties outside of Closing;

          (c) amounts which have been paid or are payable under the Restaurant Lease, Contracts, Equipment Leases and Permits assigned to and assumed by Purchaser at Closing;

          (d)  prepaid advertising expenses;

          (e)  commissions of credit and referral organizations; and

          (f) all other charges and fees customarily prorated and adjusted in similar transactions.

          12.2 DEPOSITS. All deposits (including any interest thereon due the party making such deposit) from guests or others made as security or in connection with future services to be rendered shall be credited to Purchaser at the Closing. Purchaser shall assume responsibility for the amount so credited and shall hold Seller harmless therefrom. Seller shall hold Purchaser harmless from any liability for deposits not so credited.

          12.3 ROOM REVENUE. All revenues received or to be received from transient guests on account of room rents for the period ending on and including the Apportionment Date shall belong to Seller, and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Purchaser; provided, however, that revenues received or "posted" in the normal course after the time Seller normally closes its front desk activity for the "night" audit for the Apportionment Date (THE "FRONT DESK CLOSING HOUR") shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of 12:01 a.m. on the Apportionment Date are collectively called the "CURRENT LEDGER", and Purchaser shall pay over to Seller, as received by Purchaser, Seller's share of the proceeds of the Current Ledger attributable to payments of each guest's account for the period ending on and including the Apportionment Date, less applicable credit card and travel agent commissions allocable to such share, which commissions shall be paid by Purchaser out of such proceeds when and as collected. In the event that an amount less than the total amount due from a guest is collected and the guest continued in occupancy after the Apportionment Date, such amount shall be applied first to any indebtedness owing by such person to Purchaser and thereafter to such person's indebtedness to Seller.

          12.4 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. (a) All accounts receivable (other than the Current Ledger) for the period ending on and including the Apportionment Date shall belong to Seller, but Seller shall not attempt to collect such accounts receivable unless requested to do so by Purchaser. A list of all such accounts receivable (other than the Current Ledger) shall be presented to and be initialed by Purchaser and Seller at Closing. Following Closing, Purchaser shall use good faith efforts toward the collection of such accounts receivable, but Purchaser shall have no responsibility or liability with regard to such accounts receivable nor be expected to incur any cost with respect to such collections. Purchaser shall provide monthly collection reports to Seller, and any accounts not collected by Purchaser within ninety
(90) days following the Closing Date may be pursued directly by Seller. With regard to any collection made from any person or entity who is indebted to the Property both with respect to accounts receivable for the period ending on and including the Apportionment Date and to accounts receivable for the period subsequent to the Apportionment Date, such collection shall be applied first to the payment in full of any amounts due to the Purchaser on accounts for the period subsequent to the Apportionment Date and then to amounts due for the period ending on and including the Apportionment Date.

          (b) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Apportionment Date shall be retained and paid by Seller, and Purchaser shall not be or become liable therefor, except as explicitly assumed by Purchaser pursuant to this Agreement.

          12.5 VENDING MACHINE REVENUE. Vending machine proceeds shall be counted as close to the Front Desk Closing Hour as is possible and the net amount thereof shall be credited to Seller at Closing.

          12.6 GUESTS' PROPERTY. All baggage or other property of patrons of the Property checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller's and Purchaser's representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory. Seller shall indemnify and hold harmless Purchaser from and against claims for baggage and property not listed in such inventory but shown to have been left in custody at the Property prior to the Closing Date. All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left on the Property without any responsibility or liability therefor on the part of Purchaser, for a period not to exceed one
(1) month from Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Seller.

          12.7 ACCOUNTING. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. The computation of the adjustments shall be prepared jointly by Seller and Purchaser, and, upon the request of either Purchaser or Seller, shall be reviewed by [Wolpoff and Co.], certified public accountants, or another similarly reputable accounting firm (THE "ACCOUNTANTS") and reviewed by representatives of both Purchaser and Seller. To the extent the exact amount of any adjustment item provided for in this Article XII cannot be precisely determined on the Closing Date, the Accountants shall estimate the amount thereof, for purposes of computing the net amount due Seller or Purchaser pursuant to this Article XII and shall determine the exact amount thereof not later than thirty (30) days after the Closing Date. The determinations made by the Accountants shall be binding on both Seller and Purchaser. The fees and expenses of the Accountants shall be borne one-half each by Seller and Purchaser.

          12.8 EMPLOYEE COMPENSATION. Seller shall be solely responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, pension benefits and other benefits, including, without limitation, any COBRA rights, earned by and due to or accrued to employees at the Property through 12:01 a.m. on the Closing Date, together with FICA, unemployment and other taxes and benefits due from any employer of such employees. Seller shall indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage or expense related to any of the foregoing items. Such indemnity shall survive Closing and shall not be limited by the claims period set forth in Section 13.3.

          Notwithstanding the foregoing, Purchaser may elect, at its option, to receive a credit against the Purchase Price for the amount of accrued vacation pay and sick leave (THE "PTO CREDIT") for employees who will be re-hired by Manager. Purchaser shall indemnify and hold Seller harmless from and against any and all liability, loss, cost, damage or expense for claims by such employees for vacation pay and sick leave to the extent of the PTO Credit.

                                    ARTICLE XIII
                                   MISCELLANEOUS

          13.1 SURVIVAL. The representations, warranties, covenants and indemnities contained in this Agreement shall be effective as of the Closing Date, and any liability with respect to breach thereof shall survive the Closing. The obligations of Purchaser and Seller under this Agreement to the extent not fully performed as of the Closing Date or to the extent so indicated herein shall survive the Closing. Except as otherwise expressly provided herein, all claims by either party hereto, whether for amounts due or otherwise, under any provision of this Agreement, must be made in writing to the other party within one (1) year following the Closing Date.

          13.2 ASSIGNMENT. (a) Purchaser may assign this Agreement, without the consent of Seller, to any entity in which Purchaser is the general partner or which is otherwise controlled by, or under common control with, Purchaser. Otherwise, neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void.

          (b) In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Seller or Purchaser of its interest in this Agreement shall not relieve Seller or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee's successors, heirs,

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legal representatives and assigns.

          13.3 CONSENTS. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

          13.4 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Arizona, without resort to the choice of law rules thereof.

          13.5 HEADINGS; EXHIBITS. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference. Except for Exhibit K (which shall be completed in accordance with Section 6.2), if any Exhibits are not attached hereto on the Contract Date, Seller shall deliver copies thereof (together with copies of any documents referenced therein) to Purchaser for review within ten (10) days hereafter, and Purchaser and Seller shall agree upon such Exhibits within fifteen (15) days after the Contract Date.

          13.6 NOTICES. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

          If to Seller:

          c/o Pacific Gateway Properties
          One Rincon Center
          101 Spear Street, Suite 215
          San Francisco, California  94105
          Attn: Roger Snell and Raymond Marino
          (415) 777-3765 [FAX]

          c/o Eastdil Realty Co., LLC
          10100 Santa Monica Blvd.
          Los Angeles, California  90067
          Attn:  Kevin Dretzka

          with a copy to:

          Morrison & Foerster
          345 California Street
          San Francisco, California  94104
          Attn:  William G. Murray, Jr.
                 Michael S. Cohen
          (415) 677-7522 [FAX]


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

          If to Purchaser:

          Thayer Hotel Investments L.P.
          410 Severn Avenue
          Suite 314
          Annapolis, Maryland 21403
          Attention:  William G. Moeckel
                      David J. Weymer
          (410) 268-1582  [FAX]

          with a copy to:

          Carol Weld King, Esquire
          Hogan & Hartson L.L.P.
          555 13th Street, N.W.
          Washington, D.C.  20004
          (202) 637-5910  [FAX]

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service or three (3) days following the date of mailing if sent by certified mail.

          13.7 WAIVER. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

          13.8 PARTIAL INVALIDITY. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

          13.9 ENTIRE AGREEMENT. This Agreement, together with the other writings signed by the parties and incorporated by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

          13.10 TIME IS OF THE ESSENCE. Time is of the essence with respect to performance of all obligations under this Agreement.

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

          13.11 WAIVER OF JURY TRIAL. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

          13.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single, binding instrument.

          13.13 BROKERAGE. Seller represents to Purchaser that it has retained Eastdil Realty Co., Inc. as its broker for this transaction, and that Seller shall bear full responsibility for paying Eastdil Realty Co., Inc. pursuant to the terms of separate agreement. Purchaser represents to Seller that no broker or consultant acting on its behalf brought about this transaction. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any broker (including Seller's indemnification of Purchaser for any claims of Eastdil Realty Co., Inc.), attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 13.13 shall survive Closing.

          13.14 PURCHASER'S LENDER. Seller acknowledges that Purchaser may obtain or attempt to obtain mortgage financing for the transaction outlined in this Agreement, and that Seller shall reasonably cooperate, at Purchaser's expense, with Purchaser and any such lender to enable such financing to occur as a part of the Closing.


                       [SIGNATURES APPEAR ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date indicated below.

                                         SELLER

ATTEST:                                  PACIFIC GATEWAY PROPERTIES
                                           HOTELS, INC.

                                         Name:  Roger D. Snell
_____________________                    Its:   President
                                         By:    Roger D. Snell
Date:_______________

                                         PURCHASER

                                         THAYER HOTEL INVESTMENTS L.P.

                                         By:    LODGING OPPORTUNITIES
                                                CORPORATION
WITNESS:                                 Its:   General Partner

                                         By:    William G. Moeckel
Carol Weld King                          Name:  William G. Moeckel
                                         Its:   Executive Vice President
Date: October 18, 1995

                                   EXHIBITS


A   Legal Description of Land
B   Purchase Price Allocation
C   Form of Letter of Credit
D   Form of Escrow Instructions
E   Environmental Matters
F   List of Service Contracts
G   Employee Claims
H   Post-Closing Purchase Orders
I   Permits
J   [Intentionally Deleted]
K   Permitted Exceptions
L   Form of Assignment of Permits
M   Form of Assignment of Contracts
N   Form of Assignment of Warranties
O   Form of Assignment of Lease
P   Form of Tenant Estoppel
Q   Form of Promissory Note